Exhibit 99.1

BlueLinx Comments on Recent Stock Price Volatility
Update on Process to Refinance Mortgage
ATLANTA, October 2, 2015 (GLOBE NEWSWIRE) -- BlueLinx Holdings Inc. (“BlueLinx” or the “Company”) (NYSE:BXC), a leading distributor of building products in North America, today provided comments in response to its recent stock price performance, as well as an update on its mortgage refinancing efforts.
Mitchell Lewis, BlueLinx’s President and Chief Executive Officer, commented: “We do not generally comment on fluctuations in the Company’s stock price. However, we are making an exception in this case. We are not aware of any fundamental business reason for the recent volatility in the price of BlueLinx stock. Moreover, the industry continues to benefit from the generally improving U.S. residential construction environment and we believe that our current stock price does not reflect the underlying fundamentals of our business, particularly in light of positive market trends.”
Mr. Lewis added: “From an accounting perspective, our real estate loan, which matures in July 2016, became classified as a current liability as it is due in less than one year. We have been focused on refinancing this loan and engaged Eastdil Secured, L.L.C. in early September 2015 to arrange the refinancing. We believe that the value of the Company’s real estate holdings substantially exceeds the amount to be refinanced and accordingly expect to refinance the real estate loan in a timely manner.”
Susan O’Farrell, BlueLinx’s Chief Financial Officer, commented: “The yield maintenance prepayment amount of approximately $1 million per month under our current real estate loan ends on December 31, 2015, which makes our timing advantageous in terms of minimizing costly yield maintenance prepayment fees. Our goal is to finalize the refinancing by December 31, 2015, which is well before the current loan’s maturity in July 2016. At the same time, we are continuing our efforts to improve our operational and financial performance by implementing a number of initiatives intended to grow revenue, enhance margins, and more effectively manage working capital.”
Commenting further on the recent stock price volatility, Mr. Lewis added: “BlueLinx stock remains thinly traded. As of the close of trading on September 30, 2015, the Company’s average three month daily volume has been approximately 40,000 shares, or around .05% of the Company’s outstanding shares. This trading level is very low and enables even a small trade to significantly affect the stock price.”
About BlueLinx Holdings Inc.
BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. The Company is headquartered in Atlanta, Georgia and operates its distribution business through its network of 48 distribution centers. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its website at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our efforts to refinance our outstanding mortgage, our projected liquidity, and the effectiveness of our operational initiatives. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of BlueLinx’s control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the prices, supply and/or demand for products that it distributes, general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital and interest rates; adverse weather patterns or conditions; acts of cyber intrusion; variations in the performance of the financial markets, including the credit markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended January 3, 2015, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any statement, forward-looking or otherwise, as a result of new information, future events, and changes in expectation or otherwise, except as required by law.